Exhibit 5.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Interests of Experts” in the Registration Statement (Form F-10) and related Prospectus of Vox Royalty Corp. for the registration of its common shares, debt securities, subscription receipts, warrants and units, or any combination thereof and to the incorporation by reference therein of our report dated March 7, 2024 with respect to the consolidated financial statements of Vox Royalty Corp. as of December 31, 2023 and 2022 and for the years then ended, included in its Annual Report on Form 40-F filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Chartered Professional Accountants

Licensed Public Accountants

Toronto, Canada

February 13, 2025